NEWS RELEASE

Contact:	Raymond Ruddy
Vice President and Controller
(978) 206-8220
Raymondr@psychemedics.com

PSYCHEMEDICS CORPORATION ANNOUNCES THIRD QUARTER RESULTS

$0.12 DIVIDEND DECLARED

Acton, Massachusetts, November 3, 2009 — Psychemedics Corporation (NASDAQ:PMD) today announced third quarter financial results for the period ended September 30, 2009.  The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of December 3, 2009 to be paid on December 17, 2009.  This will be the Company’s 53rd consecutive quarterly dividend.

The Company's third quarter revenue was $4.7 million, down 25% as compared to $6.2 million in the third quarter of 2008.  Net income was $0.8 million or $0.15 per diluted share, down 12% from $0.9 million or $0.17 per share for the same period in 2008. The Company's revenue for the nine months ended September 30, 2009 was $12.7 million, down 30% as compared to $18.1 million for the comparable period of 2008.  Net income for the nine months ended September 30, 2009 was $1.0 million or $0.19 per diluted share, a decrease of 65% from the comparable period last year during which the Company earned $2.8 million or $0.53 per diluted share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "Stating the obvious: these are difficult times. However, despite a 25% decline in revenue during the third quarter of 2009, we were nearly able to match last year’s third quarter earnings per share of $0.17.  Our EPS was $0.15 in the current quarter.   We were able to achieve this level of profitability because we took significant cost reduction/control actions early, and did them logically and methodically.  These included reductions in force, changes in certain benefits such as elimination of bonuses, stock grants, and 401k match. We also increased required employee healthcare contributions and implemented salary cuts for all personnel.  These actions substantially aided our ability to achieve a significant improvement in both gross and operating margins when compared to the second quarter of 2009.”

Kubacki concluded, “We are pleased that Psychemedics continues to demonstrate its ability to successfully weather the downturn. Further, some good news is that the year/year rate of decline in the third quarter revenue was less than in the past 2 quarters.  We feel confident about our future prospects.  It is important to also note that the Company continues to have a strong balance sheet with no long-term debt and approximately $4.6 million of cash and investments.  Our cash flow from operations was $0.5 million for the first three quarters of 2009.  For all these reasons, our board is declaring our 53rd consecutive quarterly dividend which demonstrates our continued commitment to maximizing shareholder returns as we move forward."

Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

Financial Summary:

•	Revenue for the third quarter of $4.7 million, down 25% from the prior year quarter
•	Revenue for the nine month period of $12.7 million, down 30% from the prior year
•	Pretax income for the third quarter of $1.3 million, down 10% from the prior year
•	Pretax income for the nine month period of $1.7 million, down 64% from the prior year
•	Net income for the third quarter of $0.8 million, or $0.15 per diluted share, down 12% from the prior year quarter
•	Net income for the nine month period of $1.0 million, or $0.19 per diluted share, down 65% from the prior year period

The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
UNAUDITED

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$4,669,894	$6,204,647	$12,683,654	$18,124,587
Cost of Revenue	1,779,732	2,552,014	5,595,740	7,374,228
Gross Profit	2,890,162	3,652,633	7,087,914	10,750,359
General & Administrative	862,518	1,145,486	2,784,379	3,262,804
Marketing & Selling	643,139	1,013,510	2,325,538	2,714,882
Research & Development	111,402	125,039	353,965	362,532
Total Operating Expenses	1,617,059	2,284,035	5,463,882	6,340,218
Operating Income	1,273,103	1,368,598	1,624,032	4,410,141
Interest Income	11,576	64,999	34,166	249,961
Net Income Before Provision for Income Taxes	1,284,679	1,433,597	1,658,198	4,660,102

Provision for Income Taxes	516,373	560,042	676,986	1,864,041
Net Income	$768,306	$873,555	$981,212	$2,796,061
Basic net income per share	$0.15	$0.17	$0.19	$0.54

Diluted net income per share	$0.15	$0.17	$0.19	$0.53

Dividends declared per share	$0.12	$0.17	$0.41	$0.49

Weighted average common shares outstanding, basic	5,178,545	5,226,237	5,182,504	5,223,581

Weighted average common shares outstanding, diluted	5,184,061	5,255,301	5,194,118	5,275,311

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
UNAUDITED

	September 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,616,323	$6,630,119
Short term investments	1,002,781	—
Accounts receivable, net of allowance for doubtful accounts
of $169,939 in 2009 and $246,462 in 2008	3,810,216	3,398,455
Prepaid expenses	548,642	1,023,841
Other current assets	175,788	82,045
Deferred tax assets	570,089	449,398
Total Current Assets	9,723,839	11,583,858
Fixed Assets:
Equipment & leasehold improvements	10,911,902	10,877,479
Less accumulated depreciation	(10,308,017)	(10,047,755)
Net Fixed Assets	603,885	829,724
Deferred tax assets, long term	139,021	139,021
Other assets	85,481	75,183
Total Assets	$10,552,226	$12,627,786
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$302,755	$644,894
Accrued expenses	653,417	1,268,924
Accrued income taxes	213,216	—
Deferred revenue	44,730	154,080
Total Current Liabilities	1,214,118	2,067,898
Commitments and Contingencies

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.005 par value; 50,000,000 shares authorized 5,861,554 shares issued in 2009 and 5,843,068 shares issued in 2008	29,308	29,216
Paid-in capital	27,385,486	27,118,743
Accumulated deficit	(8,023,322)	(6,614,114)
Less - Treasury stock, at cost, 664,523 shares in 2009 and 647,304 shares in 2008	(10,053,364)	(9,973,957)
Total Shareholders' Equity	9,338,108	10,559,888
Total Liabilities and Shareholders' Equity	$10,552,226	$12,627,786